Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Neptune Wellness Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value, reserved for issuance pursuant to outstanding awards under the Equity Incentive Plan	Rule 457(h)	7,656(2)	$1.26(5)	$9,646.56	0.00011020	$1.06
	Equity	Common Shares, no par value, reserved for future issuance pursuant to the Equity Incentive Plan	Rule 457(c) and (h)	285,480(2)	$1.26(5)	$359,704.80	0.00011020	$39.64
	Equity	Common Shares, no par value, reserved for issuance pursuant to outstanding options under the Stock Option Plan	Rule 457(c) and (h)	733,933(3)	$68.70(6)	$50,421,197.10	0.00011020	$5,556.42
	Equity	Common Shares, no par value, reserved for future issuance pursuant to the Stock Option Plan	Rule 457(c) and (h)	2,197,430(4)	$1.26(5)	$2,768,761.80	0.00011020	$305.12
Total Offering Amounts					—	$53,559,310.26	—	$5,902.24
Total Fees Previously Paid								$0.00
Total Fee Offsets								$0.00
Net Fee Due								$5,902.24

1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2)

Represents the total number of Neptune Wellness Solutions Inc.’s (the “Company”) common shares, without par value (the “Common Shares”) available for issuance pursuant to awards that may be issued in the future under the Neptune Wellness Solutions Inc. Equity Incentive Plan, as amended (the “Equity Incentive Plan”).

3)

Represents the total number of the Company’s Common Shares issuable upon exercise of outstanding stock options granted pursuant to the Company’s Stock Option Plan, as amended (the “Stock Option Plan”).

4)	Represents the total number of the Company’s Common Shares available for issuance pursuant to awards that may be issued in the future under the Stock Option Plan.
5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Shares as quoted on the Nasdaq Capital Market on November 1, 2022, which was $1.26 per share.

6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) under the Securities Act of 1933, as amended. In the case of common shares subject to outstanding options, based on weighted average exercise price of $68.70 of options granted under the Stock Option Plan and outstanding as of November 3, 2022.